Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter 2023 Results; Declares Quarterly Dividend and Expands Stock-Repurchase Program by 50 Percent to $3 Billion

OKLAHOMA CITY – May 8, 2023 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the first-quarter 2023. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Oil production reached an all-time high of 320,000 barrels per day in the first quarter

•	Capital activity headlined by Exotic Cat Raider project that achieved per-well rates as high as 7,200 Boe per day

•	Operating cash flow totaled $1.7 billion and free cash flow reached $665 million in the first quarter

•	Declared fixed-plus-variable dividend payout of $0.72 per share based on first quarter results

•	Share buyback activity accelerated with $692 million of repurchases year-to-date

•	Board of directors increased share-repurchase authorization by 50 percent to $3.0 billion

CEO PERSPECTIVE

“Devon’s strong financial performance in the first quarter was fueled by record-setting oil production and effective cost management across the portfolio,” said Rick Muncrief, president and CEO.

“This solid operational execution, combined with low reinvestment rates, has allowed Devon to generate free cash flow for 11 consecutive quarters across a variety of market conditions. This success showcases the durability of our business model to consistently create value through the cycle.

“With this free cash flow generation, we have been able to return more than $1 billion of capital to shareholders in 2023 through our differentiated dividend policy and the acceleration of our share repurchase program.

“Furthermore, given the substantial progress we have made with our buyback program, I am pleased to announce the board has expanded our share-repurchase authorization by 50 percent to $3 billion. This upsized program provides us additional runway to further compound per-share growth as we continue to execute on the tenets of our disciplined strategy,” Muncrief commented.

FINANCIAL RESULTS

Devon reported net earnings of $995 million, or $1.53 per diluted share, in the first quarter of 2023. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $952 million, or $1.46 per diluted share.

Operating cash flow totaled $1.7 billion in the first quarter, which funded all the company’s capital requirements and resulted in $665 million of free cash flow for the quarter. In addition to this free cash flow, Devon received $69 million in divestiture contingency payments during the quarter.

At the end of the first quarter, the company had a cash balance of $887 million and an undrawn credit facility of $3 billion. Outstanding debt totaled $6.4 billion and the company’s net debt-to-EBITDAX ratio was 0.6 times.

RETURN OF CAPITAL

Based on the first-quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.72 per share. The dividend is payable on June 30, 2023, to shareholders of record at the close of business on June 15, 2023. This payout includes a $0.11 per share benefit from divestiture contingency payments received in the quarter.

The company also returned capital to shareholders through the execution of its share-repurchase program. Year-to-date, Devon has repurchased 12.9 million shares at a total cost of $692 million. Since program inception in late 2021, the company has repurchased 38.5 million shares, at a total cost of $2.0 billion.

As a result of this buyback activity, the company has increased its share-repurchase authorization by 50 percent to $3.0 billion, which is equivalent to 9 percent of Devon’s market capitalization. This expanded authorization extends through the end of 2024.

OPERATING RESULTS

Oil production averaged 320,000 barrels per day in the first quarter, exceeding midpoint guidance by 2,000 barrels per day. This record-setting oil volume performance was driven by better-than-forecasted results across the company’s diversified portfolio. Total production for the first quarter averaged 641,000 oil-equivalent barrels (Boe) per day.

Devon’s total capital spending, excluding acquisitions, was $988 million in the first quarter. This level of investment was in range with guidance expectations, reflecting improvements in service-cost price stability and availability.

Production costs averaged $12.02 per Boe, a 2 percent reduction compared to the previous quarter. The improved cost structure was driven by lower production taxes, resulting in field-level cash margins of $34.42 per Boe in the first quarter.

The company’s administrative and interest costs improved by 11 percent on a per-unit basis year-over-year. The reduction in per-unit overhead costs resulted from the impact of accretive acquisitions that captured efficiencies and reduced financing expense.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production increased 5 percent year over year to an average of 415,000 Boe per day (51 percent oil). During the quarter, Devon operated 16 rigs and 4 completion crews, resulting in 42 gross wells placed online across the company’s 400,000 net acres in the basin.

Capital activity from the quarter was headlined by the Exotic Cat Raider development within the company’s Todd area in Lea County, New Mexico. This 3-mile lateral project, consisting of 6 wells drilled in the Upper Wolfcamp formation, exceeded pre-drill expectations with 30-day rates reaching as high as 7,200 Boe per day. Per-well recoveries from this high-impact development are currently on track to surpass 2 million BOE.

Another key operational event in the quarter was the successful restart of the company’s Stateline compressor station 8. This compressor facility has resumed operations and downtime associated with this temporary outage has been confined to the first quarter. The company also recently commenced operations at its Stateline compressor station 10, providing even more flexibility in this area of the basin going forward.

Eagle Ford: Production averaged 68,000 Boe per day (59 percent oil), a 90 percent increase in production compared to the year-ago quarter. This volume growth was driven by the Validus acquisition and the commencement of 26 gross wells to first production. Over the remainder of 2023, Devon plans to place online an additional 65 infill wells and execute up to 10 refracs across its 82,000 net acre position.

Anadarko Basin: Production increased by 5 percent from the previous quarter to an average of 81,000 Boe per day (49 percent gas). In the first quarter, Devon placed 7 wells online and spud 19 new wells supported by a $100 million drilling carry with Dow. The top well result for the quarter was the Hornet 9 16-14N 2HX, targeting the Meramec formation, that achieved a 30-day rate of 4,000 Boe per day (57 percent liquids). In 2023, the company expects to spud up to 40 new wells in this basin.

Williston Basin: Production averaged 53,000 Boe per day (67 percent oil), a 10 percent increase year over year. First-quarter results were highlighted by the 4-well Palo Pinto project that achieved average 30-day rates of 2,900 Boe per day. This high-margin asset remains on track to bring online 40 development wells in 2023 and harvest approximately $700 million of cash flow for the year.

Powder River Basin: Production increased 7 percent year-over-year to an average of 19,000 Boe per day (75 percent oil). This growth was primarily driven by successful Niobrara appraisal and Parkman development work over the past year. The company possesses 300,000 net acres in the oil fairway of this emerging resource opportunity.

2023 OUTLOOK

For the full-year 2023, Devon has not made any modifications to its previously announced plan to sustain production in the range of 643,000 to 663,000 Boe per day. Additionally, total capital investment for the year remains at an expected range of $3.6 billion to $3.8 billion. These capital requirements in 2023 are estimated to be self-funded at pricing levels as low as a $40 WTI oil price.

Additional details of Devon’s forward-looking guidance for the upcoming second quarter and full-year 2023 are available on the company’s website at www.devonenergy.com.

SUSTAINABILITY REPORT

Devon’s sustainability report highlights efforts to deliver industry-leading results while being a good neighbor, valued and effective community partner, responsible environmental steward, and supportive employer. This report also details the progress Devon has made toward achieving key environmental targets such as reducing Scope 1 & 2 GHG emissions intensity and includes enhanced disclosures on air emissions and water management practices. For more details, please refer to the sustainability report at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Tuesday, May 9, 2023, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; risks relating to the COVID-19 pandemic or other future pandemics; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; the extent to which insurance covers any losses we may experience; risks related to stockholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2022 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2022 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.